Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
mobile – 724-422-7844

Alcoa, Fujikura Sign Letter of Intent:

Alcoa to Own AFL Auto; Fujikura to Own AFL Telecommunications

Pittsburgh, PA – January 4, 2005 – Alcoa today announced that it has signed a Letter of Intent with Fujikura, Ltd. of Japan in which Alcoa will obtain complete ownership of the AFL automotive business based in Detroit, and Fujikura will obtain complete ownership of the AFL telecommunications business, based in Nashville, TN. Alcoa and Fujikura currently hold a 51-49 percent, respective ownership of both through the Alcoa Fujikura Limited joint venture. The transaction moving Alcoa to complete ownership of AFL Automotive, which is expected to be implemented through a share exchange by Fujikura of all of its AFL shares for all shares in a new telecommunications subsidiary, including cash, should be completed by the Spring of 2005.

“This transaction will enable both Alcoa and Fujikura to focus on their core capabilities,” said Robert T. Alexander, Alcoa Vice President and Chairman of Alcoa Fujikura Ltd. “AFL Automotive is a large part of Alcoa’s approximately $3 billion automotive franchise, and this transaction increases our position in this strategic market, helping us serve our automotive customers globally. Telecommunications is much more core to Fujikura and strengthens their presence in the United States,” said Alexander.

AFL Automotive is a world leader in the design, development and production of high quality electrical and electronic distribution systems for personal and commercial vehicles. AFL connects with vehicle manufacturers and their sub-suppliers in the major automotive centers of the world, including China, Japan, Asia, Europe and the USA. AFL Automotive has approximately 34 locations in 15 countries and 33,500 associates around the world.

AFL Telecommunications is an industry leader in providing fiber optic products, engineering expertise and integrated services to the telecommunications industry. It produces and installs fiber optic products and equipment that communications providers need to provide high-speed voice, video and data services to their customers. Its capabilities cross many telecommunications markets, from Telco and Broadband, to Electric Utility, OEM, Enterprise and Private Networks. The company has approximately 2,000 employees at 19 locations in three countries. Headquartered in Nashville, additional facilities are located throughout the United States, in Monterrey, Mexico and the United Kingdom.

For financial reporting purposes, Alcoa will include AFL Telecommunications in discontinued operations until the transaction is completed.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 120,000 employees in 43 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com

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